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                            [LOGO] BEHRINGER HARVARD
                                  REIT I, INC


To:     Custodian and Pension Plan Trustees

Re:     Update on Behringer Harvard REIT I, Inc.
        Regarding 2004 Estimated Valuation

Date:   January 31, 2005

We would like to take this opportunity to inform you that there are no estimated valuations available for the Behringer Harvard REIT I, Inc. (the "Company") shares of common stock (the "Shares"). Pursuant to the Company's Prospectus, for a specified period following the termination of the offering of the Shares, the estimated value of the Shares is deemed the offering price of $10 per share for these purposes. As of the date hereof the Company's offering of common stock is still in process. Therefore, the estimated value of the Shares is deemed to be $10 per Share.

For more detailed information, please refer to the Company's public filings with the Securities and Exchange Commission, including the Form 10-K to be filed later this year. You can find the filings at the Company's web site, WWW.BHFUNDS.COM, or WWW.SEC.GOV.

All of us at the Company appreciate the important role you play as Custodian or Pension Plan Trustee in helping provide unparalleled service to our investors. If you have any questions, please feel free to contact our Internal Service Department at (866) 655-3600.

Sincerely,

/s/ Gary S. Bresky
-------------------
Gary S. Bresky
Chief Financial Officer